Exhibit 24.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Tredegar Corporation on Form S-8 (File Number 33-64647) of our report dated June 16, 2005, appearing in this Annual Report on Form 11-K of the Tredegar Corporation Retirement Savings Plan for the year ended December 31, 2004.

/s/ PKF Witt Mares, PLC

Richmond, Virginia
June 27, 2005